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                                                                      EX-99.B11



                      CONSENT OF INDEPENDENT ACCOUNTANTS




     We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 31, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of Vanguard Asset Allocation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.




PRICE WATERHOUSE LLP



Philadelphia, PA
December 31, 1997